Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2018 RESULTS

Houston, TX — April 26, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income of $16.7 million or $0.44 per diluted share, for the quarter ended March 31, 2018, as compared to $7.5 million or $0.20 per diluted share, for the quarter ended March 31, 2017.   The Company reported revenue of $464.9 million in the current quarter, as compared to $380.6 million in 2017.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are very pleased to report strong first quarter increases in earnings and revenue, both on an absolute and same-store basis.  Our quarterly earnings per share increased by $0.07 per diluted share due to a discrete tax item.  Even without that discrete tax benefit, we are reporting a significant increase in first quarter profitability.”

The Company reported negative free cash flow of $1.4 million in the current quarter, as compared to positive free cash flow of $5.3 million in 2017.  Backlog as of March 31, 2018 was $1.08  billion as compared to $948.4 million as of December 31, 2017 and $863.0 million as of March 31, 2017.

Mr. Lane continued, “Our backlog continues to build, with strong new construction activity in many of our most profitable markets.  This quarter marks the first time that our backlog has exceeded $1.0 billion.   Service profitability improved compared to a year ago, and cash flow is very good for a first quarter, especially in light of our revenue growth.”

Mr. Lane concluded, “We remain optimistic about underlying trends, including for the remainder of this year, and we continue to be deeply grateful to our fantastic team members who are executing at a high level across the United States.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Friday,  April 27, 2018 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4217 and enter 25064366 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3QXBNQEF.  The Company anticipates that an accompanying slide presentation will also be available on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 3:00 p.m. Central Time, Friday,  May 4, 2018 by calling 1-888-286-8010 with the conference passcode of 11245201, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 118 locations in 105 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2018	%	2017	%
Revenue	$464,941	100.0%	$380,588	100.0%
Cost of services	375,888	80.8%	304,634	80.0%
Gross profit	89,053	19.2%	75,954	20.0%

SG&A	70,023	15.1%	63,247	16.6%
Goodwill impairment	—	—	1,105	0.3%
Gain on sale of assets	(211)	—	(154)	—
Operating income	19,241	4.1%	11,756	3.1%

Interest expense, net	(699)	(0.2)%	(379)	(0.1)%
Changes in the fair value of contingent earn-out obligations	153	—	(26)	—
Other income (expense)	38	—	18	—
Income before income taxes	18,733	4.0%	11,369	3.0%

Provision for income taxes	2,074		3,892
Net income	$16,659	3.6%	$7,477	2.0%

Income per share
Basic	$0.45		$0.20
Diluted	$0.44		$0.20

Shares used in computing income per share:
Basic	37,192		37,225
Diluted	37,628		37,724

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2018	%	2017	%

Net income	$16,659		$7,477
Provision for income taxes	2,074		3,892
Other expense (income), net	(38)		(18)
Changes in the fair value of contingent earn-out obligations	(153)		26
Interest expense, net	699		379
Gain on sale of assets	(211)		(154)
Goodwill impairment	—		1,105
Depreciation and amortization	9,240		6,139
Adjusted EBITDA	$28,270	6.1%	$18,846	5.0%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)

Cash and cash equivalents	$25,219	$36,542
Billed accounts receivable, net	392,998	382,867
Unbilled accounts receivable	36,634	—
Costs and estimated earnings in excess of billings	2,093	30,116
Other current assets	34,849	39,832
Total current assets	491,793	489,357
Property and equipment, net	88,298	87,591
Goodwill	203,199	200,584
Identifiable intangible assets, net	78,332	76,044
Other noncurrent assets	21,096	27,544
Total assets	$882,718	$881,120

Current maturities of long-term debt	$1,113	$613
Accounts payable	128,249	132,011
Billings in excess of costs and estimated earnings	107,939	106,005
Other current liabilities	128,735	135,099
Total current liabilities	366,036	373,728
Long-term debt	64,880	59,926
Other long-term liabilities	22,664	29,521
Total liabilities	453,580	463,175
Total stockholders’ equity	429,138	417,945
Total liabilities and stockholders’ equity	$882,718	$881,120

Selected Cash Flow Data (Unaudited) (In Thousands):

	Three Months Ended
	March 31,
	2018	2017
Cash provided by (used in):
Operating activities	$3,851	$10,053
Investing activities	$(11,941)	$(5,098)
Financing activities	$(3,233)	$(5,585)

Free cash flow:
Cash from operating activities	$3,851	$10,053
Purchases of property and equipment	(5,588)	(5,077)
Proceeds from sales of property and equipment	366	292
Free cash flow	$(1,371)	$5,268

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.